SHARE EXCHANGE AGREEMENT
                            ------------------------

This SHARE EXCHANGE AGREEMENT (the "Agreement") is entered into as of the 28th day of March, 2003 (the "Effective Date") by and between Pacific Technology, Inc. (formerly known as Dr. Protein.com, Inc.), a Delaware corporation, located at 336 Plaza Estival, San Clemente, CA 92672 (the "Buyer"); Pacific Technology, Inc., a Nevada corporation, located at 26586 Guadiana, Mission Viejo, California 92691 (the "Company"); and Roderick Cabahug, Stanley McCrosky and Greg Morris as individuals. For convenience, Roderick Cabahug, Stanley McCrosky and Greg Morris shall be referred to in this Agreement, collectively, as the "Shareholders" and any of them may be referred to in this Agreement, individually, as a "Shareholder".
                                    RECITALS
                                    --------

         A. The Buyer and the Company have entered into a certain letter of intent dated February 24, 2003 (the "LOI"). The Buyer, the Company and the Shareholders now desire to enter into this Agreement, which shall supersede the LOI and which shall constitute the final and complete understanding of the parties to this Agreement with respect to the subject matter hereof.

         B. As of the Effective Date, Buyer has Eight Million Eight Hundred Ninety-five Thousand (8,895,000) shares of its $.001 par value common stock issued and outstanding;

         C. As of the Effective Date, the Shareholders, collectively, own and are the holders of record of Two Million Ten Thousand (2,010,000) shares of the Company's $.001 par value common stock (the "Shares"), as set forth as attached on Exhibit A;

         D. As of the Effective Date, the Company has Two Million Ten Thousand (2,010,000) shares of $.001 par value common stock issued and outstanding;

         E. The Buyer desires to acquire all of the Shares, and the Shareholders desire to exchange all of the Shares for an equal number of shares, on a three-for-one basis, of the $.001 par value common stock of the Buyer ("Exchange Shares"), on the terms and subject to the conditions specified by the provisions of this Agreement (the "Exchange").

         F. It is the intent of the Buyer and the Shareholders that the Exchange satisfy the requirements of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated pursuant thereto.

         G. The Exchange is one in a series of transactions pursuant to which the Buyer and the Company contemplate that the Buyer shall acquire one hundred percent (100%) of the issued and outstanding shares of the Company's $.001 par value common stock; notwithstanding such transactions, the Company will (i) continue its operations, (ii) retain its corporate name and (iii) use its best efforts to retain all current officers and key employees. Further, the Company will retain all existing assets, liabilities and obligations existing prior to the Closing Date, defined in Section 1.2 of this Agreement, and continuing thereafter consistent with its current business operations; and,

NOW, THEREFORE, IN CONSIDERATION OF THE RECITALS SPECIFIED ABOVE THAT SHALL BE DEEMED TO BE A SUBSTANTIVE PART OF THIS AGREEMENT, AND THE MUTUAL COVENANTS, PROMISES, UNDERTAKINGS, AGREEMENTS, REPRESENTATIONS AND WARRANTIES SPECIFIED IN THIS AGREEMENT AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, WITH THE INTENT TO BE OBLIGATED LEGALLY AND EQUITABLY, THE PARTIES DO HEREBY COVENANT, PROMISE, AGREE, REPRESENT AND WARRANT AS FOLLOWS:

                                    ARTICLE 1
                                    ---------

                                    EXCHANGE
                                    --------

         1.1 The Exchange. On the Closing Date, defined in Section 1.2 of this Agreement, and on the terms and subject to the conditions of this Agreement, and applicable provisions of the Delaware General Corporation Law and Nevada General Corporation Law, (i) the Shareholders will deliver to the Escrow Agent (as that term is defined in Section 1.7 below) certificates evidencing and representing the Shares, duly endorsed (or accompanied by duly executed stock powers), for transfer to the Buyer; and (ii) the Buyer shall deliver to the Escrow Agent certificates evidencing and representing the number of Exchange Shares allocated to each Shareholder, as specified on that schedule attached to this Agreement marked Exhibit A and the provisions of which, by this reference, are made a part of this Agreement as though specified completely and specifically at length in this Agreement.

         1.2 Closing. The Exchange shall become effective on that date and as of the time the Escrow Agent (i) accepts delivery of the certificates evidencing and representing the Shares from the Shareholders and (ii) accepts delivery of the certificates evidencing and representing the Exchange Shares from the Buyer (the "Closing Date" or "Closing"), which is contemplated to occur immediately after or concurrent with the Effective Date of this Agreement and which shall occur on or before March 28, 2003.

         1.3 Dilution of Shares. The Company consents and acknowledges that Buyer may authorize and/or issue additional common shares, preferred shares, or warrants to purchase common shares of Buyer at or subsequent to the Closing Date. The Company acknowledges that the common shares of Buyer held by the Company's shareholders may experience a dilution in their percentage of ownership in the Buyer as a result of subsequent authorized and issued shares by the Buyer, as described above.

         1.4 Cash or other Consideration. No cash or other consideration will be paid, is contemplated as part of any payment, or will be received in effecting the Exchange.

         1.5 Assets. Upon Closing, all assets of the Company shall remain the property of the Company. The Company shall not alienate, sell, nor encumber any of the assets, which include, but are not limited to: (i) any and all registered or unregistered rights, titles, grants, and exclusive interests to any patents, trademarks, trade names, copyrights, trade secrets, technical processes and expertise, intellectual property of any kind, or other processes, designs or plans prepared by, for or at the direction of the Company or associated with the business of the Company; (ii) any and all tangible or intangible property related to, incurred, secured or purchased by the Company during any business operation or concern of the Company, including receivables, fractional ownership contracts, customer lists, records, goodwill and other such intangible assets;
(iii) any and all contracts or agreements for purchases, shipments, or deliveries from suppliers or manufacturers for product or services to customers or clients of the Company and entered into or effective at or prior to the Closing Date; and (iv) any and all other property, tangible or intangible, personal, fixed, or of whatever nature whatsoever that are now held by, owned, related to, or utilized in connection with the going business concern of the Company.

         1.6 Liabilities. Upon Closing, the Company shall remain liable for and obligated by all liabilities and their related duties and obligations currently assumed. Those liabilities include, but are not limited to: (i) any and all litigation threatened and pending that may or has resulted in the entry of judgment in damages or otherwise against the Company; (ii) any and all outstanding secured and unsecured accounts of credit, bills of lading or other uncollected debts now held by the Company; (iii) any and all internal or employee related disputes, arbitrations, or administrative proceedings threatened, pending or otherwise outstanding; and (iv) any and all liens, foreclosures, settlements, or other threatened, pending or otherwise outstanding financial, legal or similar obligations of the Company.

         1.7 Escrow Account. At the Closing Date, Buyer and Shareholders shall jointly establish an independent escrow account with MC Law Group, as escrow agent (the "Escrow Agent"). Buyer shall deposit certificates evidencing and representing the Exchange Shares and Shareholders shall deposit certificates evidencing and representing the Shares duly endorsed (or accompanied by duly executed stock powers), for transfer to the Buyer. The certificates evidencing and representing the Exchange Shares and the certificates evidencing and representing the Shares shall be held by the Escrow Agent for a period of ten
(10) days from the Closing.

         1.8 Further Assurances. If, at any time after the Closing, the parties to this Agreement consider or are advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Exchange, or to carry out the purposes of this Agreement at or after the Closing, then the parties to this Agreement shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things necessary or desirable to consummate the Exchange and to carry out the purposes and intent of this Agreement.

         1.9 Tax-Free Reorganization. The Exchange shall be treated as a tax-free plan of reorganization under Section 368(a) of the Code, the Exchange Shares issued in the Exchange to be issued solely in exchange for the Shares, and no other transaction shall be an adjustment to the consideration between the parties to this Agreement for the transactions contemplated hereby. Further, no consideration which would constitute "other property" within the meaning of
Section 356(a) of the Code is being transferred by the parties as consideration pursuant to this Agreement. The parties shall not take a position on any tax return or before any taxing authority that is inconsistent with this Section 1.9, unless otherwise required by a final and binding judicial or governmental determination of competent jurisdiction. Each party herein will promptly notify the other party, as provided by this Agreement in Section 4.3.10, of any determination by a taxing authority of a position that is inconsistent with this Section. Neither Buyer nor the Company represents or warrants that the Exchange and the other transactions contemplated herein and the Exhibits hereto will qualify as a reorganization under the Code.

                                    ARTICLE 2
                                    ---------

                              TERMS AND CONDITIONS
                              --------------------

         2.1 Conditions Precedent. Prior to Closing, the parties hereto (as specified below) shall satisfy the following conditions:

         2.1.1 Company Approval. The Company's Board of Directors shall approve, adopt and ratify, by resolution duly made, carried, and recorded in the Company's corporate minute book, the Company's execution and performance of this Agreement, including the Exchange and all transactions related thereto.

         2.1.2 Shareholder Approval. Prior to the Closing, Buyer shall obtain the requisite shareholder approval for the consummation of the Exchange. Prior to the Closing, the Company shall acquire the approval of one hundred percent (100%) of the Company's shares entitled to vote on the Exchange.

         2.1.3 Governmental Approvals. The parties hereto shall secure and/or substantially comply with or file for any and all required permits, licenses, certifications, or approvals from the appropriate local, state, or federal governmental or regulatory agencies required for or related to the Closing and the Exchange, and all transactions related or necessary thereto, and required for or to ensure the continued operations or ongoing business concerns of the Company consistent with the operating or business history of the Company.

2.1.4 Material Changes. The Company shall not undertake, effect or transact any contract, agreement, activity or business function that has the effect or consequence of a material change as defined herein, relative to the state of the Company as of the Effective Date. A "Material Change" shall be a change that adversely affects the business concerns, operations, assets, customers, shareholders or prospects, present or future, of the Company prior to or concurrent with the Closing Date, except those material changes expressly contemplated by this Agreement. Further, the Company will notify Buyer immediately of any anticipated or actual material change, adverse or otherwise, in a manner prescribed by this Agreement. Material Changes include, but are not limited to any event, occurrence or happenstance, public or otherwise, that in any way (i) adversely affects the value of the Company's assets or holdings;
(ii) substantially increases the Company's exposure to liability or risk of litigation; (iii) substantially affects the Company's service, supplies, inventory, customers and employees; (iv) changes, modifies or affects the Company capital structure, accounting, other business operations model, mergers, consolidations, acquisitions, stock or asset purchases of other or subsidiary companies or where the Company has a legal obligation to make disclosures to its shareholders and Board of Directors; and (v) changes, adjustments or increases to employee or contracted compensations, salaries or wages, declared or paid dividends or otherwise exercising or accepting warrant and option exercises.

         2.1.5 Audit. Upon Buyer's request at any time during the Escrow Period, the Company shall deliver to Buyer a complete audit prepared by a Certified Public Accountant for the period ending December 31, 2002.

         2.1.6 Good Faith. The Company shall act in good faith to disclose, assist, cooperate and otherwise make available or make efforts to ensure that Buyer receives all information, data, charts, reports, audits, approvals, and other items, and that the Company actions, documents and disclosures comply with
Section 2.1 of this Agreement and applicable law.

         2.1.7 Corporate Filings. As of the Closing Date, the Buyer shall be current and compliant with all Securities and Exchange Commission, state and federal filings and reports. All of such filings and reports shall be, to the best of Buyer's knowledge, compliant with all state and federal regulations governing a reporting company.

         2.1.8 Change in Buyer's Board of Directors and Officers. On the Closing Date, Buyer's officers and directors shall have tendered their resignations as Buyer's officers and directors and the Company shall appoint three individuals to act as members of Buyer's Board of Directors.

         2.1.9 Good and Marketable Title. The Company shall have good and marketable title and/or licenses or rights to use all tangible and intangible assets including, but not limited to, intellectual properties.

         2.1.10 Legal Opinions. On or at the Closing, the Company and Buyer shall deliver opinions of legal counsel for the Company and Buyer regarding the customary and usual matters of law and fact including an opinion regarding the examination and inspection of the books and records of the Company and Buyer, which inspection shall be completed prior to the Closing. Each party and its agents, attorneys and representatives shall have full and complete access to the properties, books and records of the other party during reasonable business hours, which shall not unreasonably interfere with the other's business for purposes of conducting the usual and necessary due diligence.

         2.2 Change in Buyer's Board of Directors. At the Closing, Buyer shall confirm to the Company that Buyer's By-Laws provide for five (5) members to its Board of Directors. From the Effective Date, four (4) of the seats on the Board of Directors of Buyer shall be reserved for members nominated and approved by the Company and one (1) of the seats on the Board of Directors of Buyer shall be reserved for a member nominated and approved by Michelle Mirrotto. Concurrent with execution of this Agreement, Ms. Mirrotto shall provide Escrow Agent with a letter of resignation as a director of Buyer and said letter will be held in trust by Escrow Agent until the Closing. Assuming that all the conditions to Closing occur and/or this Agreement is not terminated according the terms and provisions contained herein, on the Closing Escrow Agent is to release the resignation letter and the vacancies on Buyer's Board of Directors may be filled pursuant to this Section 2.2.

         2.3 Exclusivity. The Company shall not directly, or indirectly, through any director, officer, employee, agent, representative, including, but not limited to, investment bankers, attorneys, and accountants, or otherwise: (i) solicit, initiate, or encourage submission of proposals or offers of any sort from any third party, relating to any acquisition or purchase of all or a material portion of the Company's assets, or any equity interest in it or any transaction, consolidation or business combination with it; or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any person to do or seek any of the foregoing.

         2.4 Procedures At Closing. At the Closing, in accordance with the terms and conditions of this Agreement and Section 1.2 above, the parties shall meet to confirm and execute this Agreement and substantially compile any and all documents or reports contemplated herein. The parties will meet until satisfied that all of the terms and conditions, agreements and required disclosures have been assembled and reviewed. The Escrow Agent will maintain and keep a "Closing Book" that combines, in a binder or bound manner, the Agreement, together with all Exhibits thereto, and will provide same upon reasonable written notice for inspection. The parties shall meet at MC Law Group, 4100 Newport Place, Suite 830, Newport Beach, California 92660 on or before March 28, 2003, at 10:00 a.m. to consummate the Exchange upon execution of this Agreement.

         2.5 Conditions Subsequent. After Closing, the parties hereto, as specified below, shall satisfy the following conditions:

         2.5.1 Continued Business Operations. The Company shall retain its business name and continue its ordinary, day-to-day operations, including the retention of its current officers and principal employees.

         2.5.2 Name Change. Buyer shall secure the necessary consents and execute the requisite resolutions to change its name to Pacific Technology, Inc., a Delaware corporation.

         2.5.3 Appointment of Officers and Directors. Buyer shall take each and every step necessary to ratify the appointment of its new officers and directors as provided for in Section 2.1.8.

         2.5.4 Ratification of Agreement. Buyer shall take each and every step to ratify this Agreement.

         2.5.5 Securities Law Issues. The Buyer contemplates issuing and delivering the Exchange Shares in a transaction which satisfies the requirements for an exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended, as specified in Rule 506 of Regulation
D. At the Closing, the Shareholders shall execute and deliver to the Escrow Agent an Investment Representation Letter.

                                    ARTICLE 3
                                    ---------

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

         3.1 Representations and Warranties of the Company. The Company hereby represents and warrants to Buyer that each of the representations and warranties made in this Agreement and this Section 3.1 are true and correct.

         3.1.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of Nevada. The Company has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is duly qualified to transact business as a foreign corporation in each jurisdiction in which its failure to be so qualified would have a Material Adverse Effect. As used in this Agreement, the term "Material Adverse Effect" when used with reference to the Company (either alone or collectively with all Company subsidiaries and shareholders) means any event, change, or effect that is or with the passage of time will be materially adverse to the Company's condition, including, but not limited to, financial or otherwise, properties, assets, liabilities, business, operations, or results of operations, it being understood that none of the following shall be deemed by itself or by themselves, either alone or in combination, to constitute a Material Adverse Effect, any effect arising out of or resulting from actions contemplated by the parties in connection with the announcement of this Agreement and the transactions contemplated herein.

         3.1.2 Power and Authorization of the Company. The Company has the right, power, legal capacity and authority to enter into, execute, deliver and perform its obligations under this Agreement, subject to any and all applicable regulatory approvals which may be required to effectuate the Exchange or any related transactions contemplated by, or necessary to effectuate, this Agreement. Further, the Company has made every filing and obtained every authorization, consent, approval or order, governmental or otherwise, required by Nevada law to enable the Company to lawfully enter into, and to perform its obligations under this Agreement. Further, this Agreement, when executed by the Company or its authorized representative, will constitute a valid and binding obligation of the Company, enforceable in accordance with the terms described herein.

         3.1.3 Validity. All representations, warranties, and other statements made by the Company in this Agreement are true, complete, correct and accurate as of the Effective Date.

         3.1.4 Broker's Fees. No agent, broker, investment banker, person or firm acting on behalf of the Company or under its authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, in connection with any of the transactions contemplated herein.

         3.1.5 Capitalization of the Company. The authorized share capital of the Company is Fifty Million (50,000,000) shares of $.001 par value common stock, of which Two Million Ten Thousand (2,010,000) common shares are issued and outstanding, all of which are now owned and held by Company shareholders, and Five Million (5,000,000) shares of $.001 par value preferred stock, of which no shares are issued and outstanding. No other stock is authorized. No other shares of the Company, including but not limited to fractional shares, will be issued and outstanding on the Effective Date. All issued and outstanding shares of the Company have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any claim, lien, preemptive right or right of rescission (other than the rights of all companies organized under Nevada Law to repurchase shares), and have been offered, issued and sold by the Company (and, if applicable transferred), to the best of the Company's knowledge, information and belief, in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of all applicable securities laws, the Company's Articles of Incorporation, all other corporate or charter documents, and all agreements to which the Company or the Company's shareholders are a party.

         3.1.6 Options, Warrants or Rights. The Company represents there are no options, warrants, convertible or other securities, calls, commitments, conversion privileges, preemptive rights or other rights or agreements outstanding to purchase or otherwise acquire (whether directly or indirectly) any of the Company's share capital or any security convertible into or exchangeable for any shares of Company's capital stock or obligating the Company to grant, issue, extend, or enter into, any such option, warrant, convertible or other security, call, commitment, conversion privilege, preemptive right or other right or agreement ("Interests"). The Company has no liability for any dividends accrued but unpaid. No shares of the Company are reserved for issuance under any stock purchase, stock option or other benefit plan.

         3.1.7 No Voting Arrangements or Registration Rights. There are no voting agreements, voting trusts, rights of first refusal or other restrictions, other than normal restrictions on transfer under the applicable securities laws, applicable to any of the Company's issued and outstanding shares of capital stock or to the conversion of any shares of the Company stock in the Exchange. The Company is not under any current obligation to register under the Securities Exchange Act of 1934, as amended or otherwise, any of its presently issued and outstanding securities or any securities that may be subsequently issued, except as may be defined by this Agreement.

         3.1.8 No Subsidiaries. The Company has never been a subsidiary of any corporation, partnership, limited liability company, joint venture or other business entity.

         3.1.9 No Violation of Existing Agreements. Neither the execution and delivery of this Agreement nor the consummation of the Exchange or any of the other transactions contemplated herein, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment, or violation of: (i) any organizational, corporate, or other resolution of the Company currently in effect; (ii) any national, state, or local judgment, writ, decree, levy, order, statute, rule or regulation applicable to the Company or its assets or properties; or (iii) any material instrument, agreement, contract, letter of intent or commitment to which the Company is a party or by which the Company or its assets or properties are or were bound, except as such conflicts, terminations, breaches, impairments, or violations as, in the opinion of management of the Company, would not have a Material Adverse Effect on the Company, or the Company's business or assets.

         3.1.10 Litigation. As of the date hereof, there is no action, suit, arbitration, mediation, proceeding, claim or investigation pending against the Company or against any officer or director of the Company, or to the best of the knowledge of the Company, against any employee or agent of the Company in their capacity as such or relating to their employment or relationship with the Company, before any court, administrative agency or arbitrator that, if determined adversely, may reasonably be expected to have a Material Adverse Effect on Company, nor, to the best of the Company's knowledge, has any such action, suit, proceeding, arbitration, mediation, claim or investigation been threatened. Except as would not have a Material Adverse Effect, and save for the regulatory approvals required hereunder, if any, there is no basis for any person, firm, corporation or other entity, to assert a claim against the Company or Buyer based upon the Company entering into this Agreement; and, further, there is no basis for any person, firm, corporation, or other entity, to assert a claim against the Company based upon (i) any claims of ownership, rights to ownership, or options, warrants or other rights to acquire ownership, of any of the Shares; or (ii) any rights as a Company shareholder, including any option, warrant or preemptive rights or rights to notice or vote. To the best of the Company's knowledge, there is no judgment, decree, injunction, rule or order of any governmental entity or agency, court or arbitrator outstanding against the Company.

         3.1.11 Taxes. The Company has timely filed all foreign (if applicable), national, state, and local tax returns required to be filed, has timely paid or provided for all taxes required to be paid in respect of all periods for which returns have been filed, has established an adequate accrual or reserve for the payment of all taxes payable in respect of the periods subsequent to the periods covered by the most recent applicable tax returns, has made all necessary estimated tax payments, and has no material liability for taxes in excess of the amount so paid or accruals or reserves so established. The Company is not delinquent in the filing of any tax returns, and no deficiencies for any tax have been threatened, claimed, proposed or assessed. The Company is also not delinquent in the payment of any tax. The Company has not received any notification that any issues have been raised or are currently pending by any taxing authority, including, but not limited to, any franchise, sales or use tax authority, regarding the Company and no tax return of the Company has ever been audited by any taxing authority. For the purposes of this Section, the terms "tax" and "taxes" include income, alternative or add-on minimum income, gains, franchise, excise, property, sales, use, employment, license, payroll, including any taxes, deductions or similar payments required to be withheld from payments of salary or other compensatory payments, ad valorem, payroll, stamp, occupation, recording, value added or transfer taxes, governmental charges, fees, customs duties, levies or assessments (whether payable directly or by withholding) and, with respect to such taxes, any estimated tax, interest and penalties or additions to tax and interest on such penalties and additions to tax. Buyer will not be required to deduct or withhold any amount pursuant to
Section 1445(a) of the Internal Revenue Code of 1986, as amended.

         3.1.12 Financial Statements. The Company was incorporated on June 11, 2002. The Company's financial year ends on the 31st day of December. The Company has delivered to Buyer an audited balance sheet (the "Audited Balance Sheet") as of December 31, 2002, (the "Balance Sheet Date") and an audited income statement and audited cash flow statement, each for the period from inception to December 31, 2002 (collectively, the "Management Accounts"), (hereinafter, the "Company Financial Statements"). The Company Financial Statements (i) have been prepared in accordance with the books and records of the Company, and (ii) fairly and accurately present the financial condition of the Company at the dates therein indicated and the results of operations for the periods therein specified and
(iii) have been prepared in accordance with GAAP. Further, the Company has no material debt, contingent liability, liabilities or obligation of any nature, including but not limited to inter-company, or owed to third parties, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except for (i) those shown on the Company Financial Statements, and (ii) those that may have been incurred after the reporting periods, but prior to Closing, incurred in the ordinary course of business and consistent with past Company business operations. All reserves, if any, set forth in the Company Financial Statements are reasonably adequate.

         3.1.13 Title to Property. The Company has good and marketable title to all of its assets (including but not limited to those described in Section 1.5 above and set forth in the Company Financial Statements), free and clear of all liens, mortgages, security interests, claims, charges, restrictions, or encumbrances. Further, all machinery, vehicles, equipment, and other tangible personal property included in such assets and properties are in good condition and repair, normal wear and tear excepted, and all leases of real or personal property to which the Company is a party are fully effective and afford the Company peaceful and undisturbed possession of the real or personal property which is the subject of the lease. The Company is not in violation of any zoning, building, safety or environmental ordinance, regulation, requirement or other law applicable to the operation of owned or leased properties, nor has the Company received any notice of violation with which it has not complied.

         3.1.14 Absence of Certain Changes. Since the date of the Company's Financial Statements through the date hereof, there has not been, with respect to the Company, any:

              (a) material adverse change in the condition (financial or otherwise), property, assets, liabilities, business, operations, or results of operations of the Company;

              (b) amendments or changes in the organizational, corporate or charter documents of the Company, except as required by this Agreement or to effectuate this intents and purposes of this Agreement;

              (c) incurrence, creation or assumption by the Company of any mortgage, security interest, pledge, lien or other encumbrance on any of the assets or properties of the Company or any material obligation or liability or any indebtedness for borrowed money; or any issuance or sale of, or change with respect to the rights of, any debt or equity securities of the Company or other options or other rights to acquire from the Company, directly or indirectly, any debt or equity securities of the Company;

              (d) payment or discharge of a lien or liability which lien or liability was not either shown on the Company Financial Statements or incurred in the ordinary course of business after the Company Financial Statements were prepared and submitted to the Buyer;

              (e) purchase, license, sale or other disposition, or any agreement or other arrangement for the purchase, license, sale or other disposition, of any of the assets, properties or goodwill of the Company other than in the ordinary course of its business consistent with its past practices;

              (f) damage, destruction or loss, whether or not covered by insurance, having (or likely with the passage of time to have) a Material Adverse Effect on the Company;

              (g) declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the Company stock, any split, combination, or recapitalization of the Company stock or any change in any rights, preferences, privileges or restrictions of any issued and outstanding security of the Company;

              (h) change or increase in the compensation payable or to become payable to any of the officers, employees, consultants, or agents of the Company, or in any bonus or pension, insurance, or other benefit payment or arrangement, including, without limitation, stock awards, stock appreciation rights or stock option grants, made to or with any of such officers, employees, consultants or agents except in connection with normal salary or performance reviews or otherwise in the ordinary course of business consistent with the Company's past practices;

              (i) change with respect to the management, supervisory or other key personnel of the Company;

              (j) obligation or liability incurred by the Company to any of its officers, directors, or the Company shareholders except in the ordinary course of business consistent with the Company's past practices;

              (k) making of any loan, advance or capital contribution to any officer, director, or shareholder of record, or any investment in any shareholder of record or beneficial shareholder of the Company;

              (l) Entering into, amendment of, relinquishment, termination or non-renewal by the Company of any contract, lease, transaction, commitment or other right or obligation other than in the ordinary course of its business consistent with its past practices or, to the Company's knowledge, any written or oral indication or assertion by the other party thereto of problems with the Company's services or performance under such contract, lease, transaction, commitment or other right or obligation or such other party's desire to so amend, relinquish, terminate or not renew any such contracts, lease, transaction, commitment or other right or obligation;

              (m) material change in the manner in which the Company extends discounts or credits to customers or otherwise deals with its customers;

              (n) entering into by the Company of any transaction, contract or agreement or the conduct of business or operations other than in the ordinary course of its business consistent with its past practices; or

              (o) transfer or grant of a right under any Company Intellectual Property right, (as defined in Section 3.1.16, below), other than those transferred or granted in the ordinary course of business consistent with the Company's past practices.

         3.1.15 Contracts and Commitments. As of the date hereof, there are no written or oral contracts, agreements, commitments or other instruments to which the Company is a party or to which it or any of its assets or properties is bound, including, but not limited to, consulting or similar agreements, continuing contracts for future purchase, sale, license or leases, manufacture of products, materials, supplies, equipment or services, Intellectual Property agreements, joint venture or partnership contracts, or other agreement which is reasonably expected to include profit sharing or fee splitting, contracts with key employees, officers, directors, committees, or other agency arrangements, indenture, mortgages, trusts, trust deeds, and lines of credit or loans.

         3.1.16 No Default. The Company is not in breach or default of any Company agreement or contract described in Section 3.1.14. The Company is not a party to any contract, agreement or arrangement that has had, or could reasonably be expected to have a Material Adverse Effect on the Company. The Company does not have any material liability for re-negotiation of government contracts or subcontracts, if any.

         3.1.17 Intellectual Property. The Company owns, or has the irrevocable right to use, sell or license all material Intellectual Property Rights, necessary or required for the conduct of its business as presently conducted, and such rights to use, sell, or license are sufficient for such conduct of its business. Further, the Company is the legal and beneficial owner of all IP Rights contemplated herein. Any and all intellectual property held by the Company is owned outright, free and clear of any claims, liens, security interests, mortgages, encumbrances or obligations by the Company. The Company is currently taking reasonable and practicable steps designed to protect, preserve, and maintain the secrecy and confidentiality of all material Company IP Rights and all the Company's proprietary rights therein. IP Rights, as used herein, means, collectively, all worldwide industrial and intellectual property rights, including but not limited to patents, patent applications, patent rights, trademarks, trademark applications, trade names, trade dress, service marks, service mark applications, copyrights, copyright applications, franchises, licenses, inventions, trade secrets, know-how, customer lists, proprietary processes and formulae, manuals, memoranda and records.

         3.1.18 Compliance with Laws. To the best of the knowledge of the Company's management, the Company has complied with and is now in complete compliance, in all material respects, with all applicable national, state, and local laws, ordinances, regulations, rules, orders, writs, decrees, injunctions, awards, judgments and decisions applicable to the Company or to the Company's assets, properties, or business. The Company holds all permits, licenses, and approvals from, and has made all filings with, third parties, including government agencies and authorities, that are necessary in connection with the Company's present business. Neither the Company nor its executive officers, directors or affiliates, promoters or control persons have been subject to any of the following:

              (a) Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two (2) years prior to that time;

              (b) Any conviction in a criminal proceeding or any pending criminal proceeding (excluding traffic violations and other minor offenses);

              (c) Any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; and

              (d) Being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

         3.1.19 Employees. To the best knowledge of the Company's management, the Company is in compliance in all material respects with all applicable laws, agreements, and contracts relating to employment, employment practices, reporting, wages, hours, and compensation matters, in all geographic areas where it conducts business.

         3.1.20 Insurance. The Company holds no insurance policies.

         3.1.21 Environmental Matters. During the time that the Company leased or owned its respective properties or otherwise operated facilities, there have been no disposals, releases, or threatened releases of "hazardous materials", as that term is defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. 9601 et seq., as amended, on, from or under such properties or facilities that resulted from any act or omission of the Company, or any of its employees, agents or invitees.

         3.1.22 Product Warranties and Product Liability Claims. All services provided by the Company, including use of the Company property for providing any of the Company's services at any time prior to the Closing Date, have been in conformance in all material respects with all applicable contractual commitments and all express or implied warranties of the Company, and no material liability exists for replacement thereof or other damage in connection with such services at any time prior to the Closing Date.

         3.1.23 Representations by the Company. All representations and warranties made under this Agreement by the Company shall also be deemed made individually by Robin Hutchinson.

     3.2 Representations and Warranties of Buyer. The Buyer hereby represents and warrants to the Company that each of the following representations and warranties made in this Agreement and this Section 3.2 are true and correct.

         3.2.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Buyer has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is duly qualified to transact business as a foreign corporation in each jurisdiction in which its failure to be so qualified would have a material adverse effect. As used in this Agreement, the term "Material Adverse Effect" when used with reference to Buyer (either alone or collectively with all Buyer subsidiaries and shareholders) means any event, change, or effect that is or with the passage of time will be materially adverse to Buyer's condition, including, but not limited to, financial or otherwise, properties, assets, liabilities, business, operations, or results of operations, it being understood that none of the following shall be deemed by itself or by themselves, either alone or in combination, to constitute a Material Adverse Effect, any effect arising out of or resulting from actions contemplated by the parties in connection with the announcement of this Agreement and the transactions contemplated herein.

         3.2.2 Power and Authority of Buyer. Buyer has the right, power, legal capacity and authority to enter into, execute, deliver and perform such Buyer obligations under this Agreement and has the requisite power and authority to consummate the Exchange, in each case, subject only to the regulatory approval set forth herein. Further, no filing, authorization, consent, approval or order, governmental or otherwise, required by Delaware law is necessary or required to be made or obtained by the Buyer to enable the Buyer to lawfully enter into, and to perform the respective obligations under this Agreement. Further, this Agreement, when executed by the Buyer or its authorized representative, will constitute a valid and binding obligation of Buyer and its shareholders, enforceable in accordance with the terms described herein, except as to the effect, if any of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

         3.2.3 Validity. All representations, warranties, and other statements made by Buyer in this Agreement, and all other agreements, reports, audits included herein, executed prior to, concurrent or subsequent to the Closing hereto are i) true and correct, and ii) shall be deemed to be representations and warranties made pursuant to this Section for all purposes of this Agreement.

         3.2.4 Broker's Fees. No agent, broker, investment banker, person or firm acting on behalf of Buyer or under its authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, in connection with any of the transactions contemplated herein.

         3.2.5 Capitalization of Buyer. As of March 28, 2003, the issued and outstanding capital stock of the Buyer consisted entirely of Eight Million Eight Hundred Ninety-five Thousand (8,895,000) shares of $.001 par value common stock, all of which were owned and held by Buyer's shareholders. As of March 28, 2003, there were no outstanding warrants to purchase shares of Buyer's common stock. All issued and outstanding shares of Buyer have been duly authorized and validly issued, are fully paid and non-assessable, are not subject to any claim, lien, preemptive right or right of rescission (other than the rights of all companies organized under Delaware law to repurchase shares), and have been offered, issued, sold and delivered by Buyer (and, if applicable transferred) in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of all applicable securities laws, Buyer's Articles of Incorporation, all other corporate or charter documents, and all agreements to which Buyer or the Buyer's shareholders are a party.

         3.2.6 No Violation of Existing Agreements. Neither the execution and delivery of this Agreement nor the consummation of the Exchange or any of the other transactions contemplated herein, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment, or violation of: i) any organizational, corporate, or other resolution of Buyer currently in effect; ii) any national, state, or local judgment, writ, decree, levy, order, statute, rule or regulation applicable to Buyer or its assets or properties; or iii) any material instrument, agreement, contract, letter of intent or commitment to which Buyer is a party or by which Buyer or its assets or properties are or were bound, except as such conflicts, terminations, breaches, impairments, or violations as would not have a Material Adverse Effect.

         3.2.7 Litigation. As of the date hereof, there is no action, suit, arbitration, mediation, proceeding, claim or investigation pending against Buyer or against any officer or director of Buyer, or to the best of the knowledge of Buyer and Buyer's shareholders, against any employee, agent, service or in their capacity as such or relating to their employment, services or relationship with Buyer, before any court, administrative agency or arbitrator that, if determined adversely, or brought against any of the above may reasonably be expected to have a Material Adverse Effect on Buyer, nor, to the best of Buyer's knowledge has any such action, suit, proceeding, arbitration, mediation, claim or investigation been threatened. Except as would not have a Material Adverse Effect, and save for the regulatory approvals required hereunder, there is no basis for any person, firm, corporation or other entity, to assert a claim against Buyer or Buyer based upon Buyer entering into this Agreement or consummating the Exchange; and, further, there is no basis for any person, firm, corporation, or other entity, to assert a claim against Buyer based upon i) any claims of ownership, rights to ownership, or options, warrants or other rights to acquire ownership, of any shares of the capital stock of Buyer; or ii) any rights as a Buyer's shareholder, including any option, warrant or preemptive rights or rights to notice or vote. To the best of Buyer's knowledge, there is no judgment, decree, injunction, rule or order of any governmental entity or agency, court or arbitrator outstanding against Buyer. Neither Buyer nor any of its executive officers, directors or affiliates, promoters or control persons have been subject to any of the following:

              (a) Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two (2) years prior to that time;

              (b) Any conviction in a criminal proceeding or any pending criminal proceeding (excluding traffic violations and other minor offenses);

              (c) Any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; and

              (d) Being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

         3.2.8 Disclosure. Buyer has made available to the Company a disclosure package (the "Buyer's Disclosure Package"), consisting of those documents reasonably requested by the Company, including, but not limited to, all Securities and Exchange Commission filings.

         3.2.9 Financial Condition. There has been no material adverse change in the financial condition or business of Buyer, taken as a whole, since the date of the most recent financial statements included in the Buyer Disclosure Package.

         3.2.10 Validity of Shares. The Exchange Shares shall, when issued; (i) be duly authorized, validly issued, fully paid and non-assessable and free of liens and encumbrances created by Buyer; (ii) be free and clear of any transfer restrictions, liens and encumbrances except for restrictions on transfer under applicable securities laws.

     3.3 Representations and Warranties of Shareholders. Each Shareholder, for himself, herself or itself, warrants that those Shares held of record by such Shareholder are fully paid, non-assessable and free of liens and encumbrances, and are free and clear of any transfer restrictions except for restrictions on transfer under applicable securities laws. Each Shareholder, for himself, herself or itself, warrants that no agent, broker, investment banker, person or firm acting on behalf of such Shareholder or under their authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, in connection with any of the transactions contemplated herein.

         3.3.1 Acquisition Intent of Shareholders. Shareholders are acquiring the Exchange Shares for their own accounts and not with an intention of distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended ("Securities Act"). Each of the Shareholders represents and confirms to the Buyer that he or she (i) is an accredited investor within the meaning of Rule 501(a) pursuant to the Securities Act or, if not such an accredited investor, has, alone or together with a purchaser representative within the meaning of Rule 501(h) pursuant to the Securities Act, such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Buyer's securities; (ii) is aware of the limits on resale of the Exchange Shares imposed because of the nature of the Exchange and the transactions contemplated thereby, including, but not limited to, restrictions specified by Rule 144 promulgated by the Securities and

Exchange Commission; and (iii) is receiving the Exchange Shares without registration pursuant to the Securities Act, in reliance on the exemption from registration specified in Section 4(2) of the Securities Act for investment, and without any intent to sell, resell, or otherwise distribute the Exchange Shares in any manner that is in violation of the Securities Act. The certificates representing the Exchange Shares, when delivered to the Shareholders, may have appropriate orders restricting transfer placed against them on the records of the transfer agent for such securities, and may have placed upon them the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION PURSUANT TO THE SECURITIES ACT OF 1933. THOSE SECURITIES MAY NOT BE TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF, UNLESS THE TRANSFEROR FIRST SATISFIES THE ISSUER AND ITS COUNSEL THAT THE PROPOSED TRANSFER, IN THE MANNER PROPOSED, DOES NOT VIOLATE THE REGISTRATION REQUIREMENTS OF THAT ACT.

Each Shareholder agrees not to attempt any transfer of any of the Exchange Shares without first complying with the substance of that legend and agrees that the satisfaction of the Buyer may, if the Buyer so requests, depend in part upon an opinion of counsel acceptable in form and substance to the Buyer, a no-action letter of the United States Securities and Exchange Commission, or equivalent evidence. Each of the Shareholders acknowledges, without limitation, that the foregoing agreement and representation shall apply to the Exchange Shares issued to such Shareholders.

     3.4 Mutual Covenants.

         3.4.1 Fulfillment of Closing Conditions. At or prior to the Closing, each party shall use commercially reasonable efforts to fulfill, and to cause each other to fulfill, as soon as practicable after the Effective Date of this Agreement, the conditions specified in Article 2 hereinabove to the extent that the fulfillment of such conditions are within its control. In connection with the foregoing, each party will (a) refrain from any actions that would cause any of its representations and warranties to be inaccurate as of the Closing, and take any reasonable actions within its control that would be necessary to prevent its representations and warranties from being inaccurate as of the Closing, (b) execute and deliver the applicable agreements and other documents referred to in this Agreement, (c) comply with all applicable laws in connection with its execution, delivery and performance of this Agreement and the Exchange,
(d) use commercially reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals required under any laws, contracts or otherwise, including any Company required consents in the case of the Company and (e) use commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the Exchange.

         3.4.2 Employees. On Closing, the Company shall retain the discretion regarding management of the Company's employees and related employment decisions. The Company shall remain solely responsible for all liabilities arising out of or related to the actual or constructive termination of employment of any employee of the Company.

         3.4.3 Disclosure of Certain Matters. Each party to this Agreement shall promptly notify every other party of any event or development that occurs that
(a) had it existed or been known on the date hereof would have been required to be disclosed by such party under this Agreement, (b) would cause any of the representations and warranties of such party contained herein to be inaccurate or otherwise misleading, except as contemplated by the terms hereof or (c) gives any such party any reason to believe that any of the conditions set forth in
Article 2 will not be satisfied prior to the Effective Date.

         3.4.4 Public Announcements. The parties shall consult with each other before issuing any press release or making any public statement with respect to this Agreement and the Exchange and, except as may be required by applicable law, none of the parties nor any other party shall issue any such press release or make any such public statement without the prior written consent of the other party.

         3.4.5 Transfer Taxes. Seller and Buyer shall each pay at the Closing one-half of all state and local sales, documentary and other transfer taxes, if any, due as a result of the Exchange.

         3.4.6 Confidentiality. If the Exchange is not consummated, each party shall treat all information obtained in its investigation of another party or any affiliate thereof, and not otherwise known to them or already in the public domain, as confidential and shall return to such other party or affiliate all copies made by it or its representatives of Confidential Information provided by such other party or affiliate.

         3.4.7 Expenses. Except as otherwise provided herein, the parties shall each pay all of their respective legal, accounting and other expenses incurred by such party in connection with the Exchange.

                                    ARTICLE 4
                                    ---------

                            MISCELLANEOUS PROVISIONS
                            ------------------------

     4.1. Indemnification. From and after the Closing Date, each party to this Agreement shall indemnify and hold harmless each and every other party, jointly and severally, and (if any) each other party's respective successors and assigns, and their respective officers, directors, employees, stockholders, agents, affiliates and any person who controls any of such persons within the meaning of the Securities Act or the Securities Exchange Act of 1934 (each, an "Indemnified Person") from and against any liabilities, claims, demands, judgments, losses, costs, damages or expenses whatsoever (including reasonable attorneys', consultants' and other professional fees and disbursements of every kind, nature and description incurred by such Indemnified Person in connection therewith, including consequential and punitive damages) (collectively, "Damages") that such Indemnified Person may sustain, suffer or incur and that result from, arise out of or relate to any breach of any of the respective representations, warranties, covenants or agreements contained in this Agreement.

         4.1.1 Survival. The indemnity provisions set forth in Section 4.1, above, shall survive the Closing and continue for four (4) years.

         4.1.2 Procedure for Claims. Any Indemnified Person who desires to seek indemnification under any part of this Section 4 shall give written notice in accordance with Section 4.3.10 in reasonable detail (a "Claim Notice") to each party responsible or alleged to be responsible for indemnification hereunder (an "Indemnitor") and to Buyer's corporate counsel. Such notice shall briefly explain the nature of the claim and the parties known to be involved, and shall specify the amount thereof. If the matter to which a claim relates shall not have been resolved as of the date of the Claim Notice, the Indemnified Person shall estimate the amount of the claim in the Claim Notice, but also specify therein that the claim has not yet been liquidated (an "Unliquidated Claim"). If an Indemnified Party gives a Claim Notice for an Unliquidated Claim, the Indemnified Party shall also give a second Claim Notice (the "Liquidated Claim Notice") within sixty (60) days after the matter giving rise to the claim becomes finally resolved, and the Second Claim Notice shall specify the amount of the claim. Each Indemnitor to which a Claim Notice is given shall respond to any Indemnified Party that has given a Claim Notice (a "Claim Response") within thirty (30) days (the "Response Period") after the later of (i) the date that the Claim Notice is given or (ii) if a Claim Notice is first given with respect to an Unliquidated Claim, the date on which the Liquidated Claim Notice is given. Any Claim Response shall specify whether or not the Indemnitor giving the Claim Response disputes the claim described in the Claim Notice. If any Indemnitor fails to give a Claim Response within the Response Period, such Indemnitor shall be deemed not to dispute the claim described in the related Claim Notice. If any Indemnitor elects not to dispute a claim described in a Claim Notice, whether by failing to give a timely Claim Response in accordance with the terms hereof or otherwise, then the amount of such claim shall be conclusively deemed to be an obligation of such Indemnitor.

         4.1.3 Indemnity Obligations. If any Indemnitor shall be obligated to indemnify an Indemnified Person pursuant to this Section 4, such Indemnitor shall pay to such Indemnified Person the amount to which such Indemnified Person shall be entitled within fifteen (15) Business Days after (i) a disputed claim is determined in favor of the Indemnified Person pursuant to Section 4.3.1 of this Agreement, or (ii) the Response Period has expired without a response which satisfies the provisions of Section 4.1.2 from an Indemnitor. If any Indemnitor fails to pay all or part of any indemnification obligation when due, then such Indemnitor shall also be obligated to pay to the applicable Indemnified Person interest on the unpaid amount for each day during which the obligation remains unpaid at an annual rate equal to the Prime Rate plus 5%.

         4.1.4 Third Party Claims. An Indemnified Person that desires to seek indemnification under any part of this Section 4 with respect to any actions, suits or other administrative or judicial proceedings (each, an "Action") that may be instituted by a third party shall give each Indemnitor prompt notice of a third party's institution of such Action. After such notice, any Indemnitor may, or if so requested by such Indemnified Person, any Indemnitor shall, participate in such Action or assume the defense thereof, with counsel satisfactory to such Indemnified Person; provided, however, that such Indemnified Person shall have the right to participate, at its own expense, in the defense of such Action; and provided, further, that the Indemnified Person shall not consent to the entry of any judgment or enter into any settlement, except with the written consent of the Indemnitor (which consent shall not be unreasonably withheld). Any failure to give prompt notice under this Section 4.1.4 shall not bar an Indemnified Party's right to claim indemnification under this Section 4, except to the extent that an Indemnitor shall have been harmed by such failure.

         4.1.5 Effect of Investigation or Knowledge. Any claim by any party for indemnification shall not be adversely affected by any investigation by, or opportunity to, investigate afforded to any such person, nor shall such a claim be adversely affected by any such person's knowledge on or before the Closing Date of any breach or of any state of facts that may give rise to such a breach. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of, or compliance with, any covenant or obligation, will not adversely affect the right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants or obligations.

         4.1.6 Contingent Claims. Nothing herein shall be deemed to prevent an Indemnified Person from making a claim hereunder for potential or contingent claims or demands (a "Contingent Claim") provided the Claim Notice sets forth the specific basis for any such Contingent Claim to the extent then feasible and the Indemnified Person has reasonable grounds to believe that such a claim may be made.

     4.2 Termination. The parties may terminate this Agreement at any time before the Effective Date or Closing, as provided below:

              (a) by mutual written consent of each of the parties hereto;

              (b) by any party to this Agreement, if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a Court Order (which Court Order the parties shall use commercially reasonable efforts to lift) that permanently restrains, enjoins or otherwise prohibits the Exchange, and such Court Order shall have become final and nonappealable;

              (c) by Buyer, if the Company shall have breached, or failed to comply with, any of its obligations under this Agreement or any representation or warranty made by the Company shall have been incorrect when made, and such breach, failure or misrepresentation is not cured within twenty (20) days after notice thereof, and in either case, any such breaches, failures or misrepresentations, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on the Business; or

              (d) by the Company, if Buyer shall have breached, or failed to comply with any of its obligations under this Agreement or any representation or warranty made by it shall have been incorrect when made, and such breach, failure or misrepresentation is not cured within Twenty (20) days after notice thereof, and in either case, any such breaches, failures or misrepresentations, individually or in the aggregate, results or would reasonably be expected to affect materially and adversely the benefits to be received by the Company hereunder; or

              (e) by any Shareholder, if either the Company or Buyer shall have breached, or failed to comply with any of their respective obligations under this Agreement or any representation or warranty made by either of them shall have been incorrect when made, and such breach, failure or misrepresentation is not cured within Twenty (20) days after notice thereof, and in either case, any such breaches, failures or misrepresentations, individually or in the aggregate, results or would reasonably be expected to affect materially and adversely the benefits to be received by any Shareholder.

     4.3 General Matters.

         4.3.1 Dispute Resolution. All disputes, claims, or controversies arising out of or concerning this Agreement or to enforce or interpret its provisions shall be determined by final and binding arbitration before the American Arbitration Association according to the rules governing Arbitration of Commercial Disputes. Each party shall bear its own attorney's fees and costs. Judgment on the award may be entered in any court of competent jurisdiction.

         4.3.2 Amendment, Parties in Interest, Assignment, Etc. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by each of the parties to this Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties hereto. Nothing in this Agreement shall confer any rights upon any person other than the parties hereto and their respective heirs, legal representatives, successors and permitted assigns, except as provided in Section 4.1. No party shall assign this Agreement or any right, benefit or obligation hereunder. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

         4.3.3 Interpretation. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) "including" has the inclusive meaning frequently identified with the phrase "but not limited to" and (d) references to "hereunder" or "herein" relate to this Agreement. Any determination as to whether a situation is material shall be made by taking into account the effect of all other provisions of this Agreement that contain a qualification with respect to materiality so that the determination is made after assessing the aggregate effect of all such situations. The Section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Article, Section, Subsection and Schedule references are to this Agreement unless otherwise specified. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP. Any reference to a party's being satisfied with any particular item or to a party's determination of a particular item presumes that such standard will not be achieved unless such party shall be satisfied or shall have made such determination in its sole or complete discretion.

         4.3.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Facsimile signatures shall be deemed sufficient and shall have the same force and effect as an original signature.

         4.3.5 Entire Agreement. This Agreement, together with all Exhibits and Attachments described herein, constitute the final and complete understanding of the parties with respect to the subject matter hereof, superseding all prior and contemporaneous promises, inducements, representations, agreements, and understandings, whether written or oral, pertaining hereto, including without limitation, that certain Letter of Intent, dated February 24, 2003, between Buyer and the Company. This Agreement cannot be amended, modified or supplemented in any respect except as provided in Section 4.3.2.

         4.3.6 Severability. Should any one or more of the provisions of this Agreement or of any agreement entered into pursuant to this Agreement be deemed to be illegal or unenforceable, all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby. Nothing in this Section shall prevent the parties from interpreting any provision or part of this Agreement in a way consistent with current and future judicial determinations and modifying this Agreement as provided to concur with such determination.

         4.3.7 Remedies. The indemnification rights under Section 4.1 are independent of and in addition to such rights and remedies as the parties may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party, including the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished by
Section 4.1.

         4.3.8 No Implied Waiver. No course of dealing between the parties hereto and no failure or delay in exercising any such right, power, or remedy conferred hereby or now or hereafter existing at law, in equity, by statute or otherwise shall operate as a waiver of, or otherwise prejudice, any such right, power or remedy. No waiver by any party hereto of any breach of this Agreement shall be deemed to be a waiver of any preceding or subsequent breach of the same or any other provision hereof.

         4.3.9 Joint Preparation. This Agreement is deemed to have been negotiated and prepared jointly by all the parties hereto and any uncertainty or ambiguity existing herein, if any, shall not be interpreted against any particular party, but shall be interpreted according to the applicable rules of interpretation for arm's length agreements.

         4.3.10 Notices. All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by registered or certified mail, facsimile message or Federal Express or other nationally recognized overnight delivery service. Any notices shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date when sent by Federal Express to the address or facsimile to the facsimile number set forth below, unless such address or facsimile number is changed by notice to the other parties:

                           If to the Company:

                           Pacific Technology, Inc., a Nevada corporation
                           Attention: Roderick Cabahug, President
                           26586 Guadiana
                           Mission Viejo, California 92691
                           Business Tel: 800.397.9258

                           If to Buyer:

                           Pacific Technology, Inc., formerly known as
                           Dr. Protein.com, Inc., a Delaware corporation
                           Attention: Michelle Mirrotto, President
                           336 Plaza Estival
                           San Clemente, CA  92672

                           If to Shareholders:

                           Roderick Cabahug, Stanley McCrosky, Greg Morris

                           c/o
                           Pacific Technology, Inc., a Nevada corporation 26586 Guadiana
                           Mission Viejo, California 92691

         4.3.11 Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Nevada without regard to its provisions concerning choice of laws or choice of forum. The parties hereby irrevocably submit themselves to the non-exclusive jurisdiction of the state and federal courts sitting in Nevada and agree and consent that services of process may be made upon it in any legal proceedings relating hereto by any means allowed under state or federal law.

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         IN WITNESS WHEREOF, the parties hereto as of the day and year first written above have executed this Agreement.

PACIFIC TECHNOLOGY, INC., a Nevada corporation,
Company

By:      /s/  Roderick Cabahug
         ------------------------------
         Roderick Cabahug, President



PACIFIC TECHNOLOGY, INC., a Delaware corporation, formerly known as DR. PROTEIN.COM, INC.
Buyer

By:      /s/ Michelle Mirrotto
         ------------------------------
         Michelle Mirrotto, President


SHAREHOLDERS

By:      /s/  Roderick Cabahug
         -------------------------------
         Roderick Cabahug


By:      /s/  Stanley McCrosky
         -------------------------------
         Stanley McCrosky


By:      /s/ Greg Morris
         -------------------------------
         Greg Morris

                               EXHIBIT A
                               ---------

------------------------------- -----------------------------------------------
SHAREHOLDER NAME                                          SHARES HELD
------------------------------- -----------------------------------------------
Roderick Cabahug                                            500,000
------------------------------- -----------------------------------------------
Stanley McCrosky                                           1,500,000
------------------------------- -----------------------------------------------
Greg Morris                                                  10,000
------------------------------- -----------------------------------------------
TOTAL                                                      2,010,000
------------------------------- -----------------------------------------------






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